Exhibit d (x) under Form N-1A
                                              Exhibit 10 under Item 601/Reg. S-K

                          INDEPENDENCE ONE MUTUAL FUNDS

                             SUB-ADVISORY AGREEMENT

        THIS AGREEMENT is made between Michigan National Bank, a national banking association (hereinafter referred to as "Adviser") and National Australia Asset Management Limited, located in Melbourne, Australia (hereinafter referred to as the "Sub-Adviser").

                                   WITNESSETH:

         That the parties hereto, intending to be legally bound, hereby agree as follows:

         1. Notice of Advice. Pursuant to its Investment Advisory Contract with the Independence One Mutual Funds ("Trust"), and subject to the direction of the Trustees of the Trust ("Trustees"), the Adviser has been retained to provide investment advisory services to the Independence One International Equity Fund, a portfolio of the Trust ("Fund"). Interests in the Fund may be offered in one or more classes of shares ("Classes"). Pursuant to Paragraph 8 of the Investment Advisory Contract, Adviser wishes to retain Sub-Adviser to provide, and Sub-Adviser agrees to furnish, a continuous investment program for the Fund, including investment research and management with respect to all securities and investments in the Fund, other than assets retained by the Advisor in its discretion. The Sub-Adviser will determine from time to time what securities and other investments will be purchased, retained, or sold by the Fund. The Sub-Adviser will provide the services rendered by it hereunder subject to the direction of the Trustees and the Adviser, and in conformity with: The Fund's investment objective(s) and policies as stated in the Fund's then-current Registration Statement on Form N-1A; all applicable Rules and Regulations of the US Securities and Exchange Commission; and the Securities Act of 1933, the Investment Company Act of 1940, and the Investment Advisers Act of 1940, all as amended. In connection with its services to the Fund, Sub-Adviser will submit for the Adviser's approval a written description of the Sub-Adviser's investment philosophy and process, performance objective and benchmark, investment guidelines, and listing of reports to be provided, all as may be adjusted from time to time. Sub-Adviser acknowledges that Adviser will retain direct responsibilities for: investment research and management with respect to the U.S. dollar-denominated cash and cash equivalents in the Fund; the selection and compensation of the Sub-Adviser; the review of all purchases and sales of portfolio instruments made by the Fund to assess compliance with its stated investment objective and policies; the monitoring of the selection of brokers and dealers effecting transactions on behalf of the Fund; the maintenance and furnishing of all required records or reports pertaining to the Fund to the extent those records or reports are not maintained or furnished by the Sub-Adviser or other agents employed by the Fund.

         2. Representations of Sub-Adviser. Sub-Adviser hereby represents to Adviser that it is duly registered as an investment adviser with (a) the United States Securities and Exchange Commission pursuant to the Investment Advisers Act of 1940, and (b) any state authorities with which such registration is necessary in order to lawfully provide services pursuant to this Agreement. Sub-Adviser hereby agrees to maintain such registrations in effect for so long as it continues to provide services pursuant to this Agreement and to notify Adviser immediately upon termination or revocation of any such registration during such period.

         3. Brokerage. Sub-Adviser may place orders for the execution of transactions with or through such broker-dealers (including floor brokers) or banks as Sub-Adviser may select, subject to the Adviser's review. Any accounts opened with such broker-dealers or banks shall be in the name of the Fund.

         4. Records and Confirms. Sub-Adviser will send Adviser a record of the investments and positions of Fund as soon as reasonably possible after the end of each quarterly period. Copies of confirmations of transactions executed for the Fund will be sent by the broker-dealers executing the transactions promptly to the custodian for the Fund and the Sub-Adviser, if the custodian is other than the broker-dealer. Otherwise, copies of confirmations of transactions executed will be sent by the broker-dealers executing the transactions to Sub-Adviser and the Fund. Sub-Adviser does not assume responsibility for the accuracy of information furnished by Adviser or any other party.

         5. Confidentiality. All information and advice furnished by either party hereto to the other shall be treated as confidential and shall not be disclosed to third parties, unless generally known or otherwise publicly available, and except as required by regulatory agencies or otherwise by law.

         6. Other Clients. Sub-Adviser acts as adviser to other clients and may give advice, and take action, with respect to any of those which may differ from the advice given, or the timing or nature of action taken, with respect to the Fund. Sub-Adviser shall have no obligation to purchase or sell for the Fund, or to recommend for purchase or sale by the Fund, any security which Sub-Adviser, its principals, affiliates or employees may purchase or sell for themselves or for any other clients. Except as otherwise required by law, Sub-Adviser shall not make any information about the accounts of its clients available to Adviser or the Fund.

         Adviser recognizes that transactions in a specific security or securities may not be accomplished for all client accounts at the same time or at the same price.

         In the performance of Sub-Adviser's services hereunder, Sub-Adviser shall not be liable for any failure to recommend or effect any purchase or sale, or other investment or trading strategy on the basis of any information known to Sub-Adviser where the utilization of such information might, in Sub-Adviser's opinion, constitute a violation of any federal or state law, rules or regulations, or the breach of any fiduciary duty or confidential relationship between Sub-Adviser and any other person or persons

         7. Adviser's Representations. Adviser represents that it has full authority to grant Sub-Adviser the authority given to Sub-Adviser under this Agreement.

         8. Fees. For its services under this Agreement, Sub-Adviser shall receive from Adviser an annual fee ("the Sub-Advisory Fee"), as set forth in Exhibit A attached hereto.

         Notwithstanding any other provision of this Agreement, the Sub-Adviser may from time to time and for such periods as it deems appropriate, reduce its compensation (and, if appropriate, assume expenses of the Fund or Class of the Fund) to the extent that the Fund's expenses exceed such expense limitation as the Sub-Adviser may, by notice to the Trust on behalf of the Fund, voluntarily declare to be effective.

         9. Term. This Agreement shall begin for the Fund on the date that the parties execute this Agreement relating to such Fund and shall continue in effect for the Fund for two years from the date of its execution and from year to year thereafter, subject to the provisions for termination and all of the other terms and conditions hereof if: (a) such continuation shall be specifically approved at least annually by the vote of a majority of the Trustees of the Trust, including a majority of the Trustees who are not parties to this Agreement or interested persons of any such party (other than as Trustees of the Trust) cast in person at a meeting called for that purpose; and
(b) Adviser shall not have notified the Trust in writing at least sixty (60) days prior to the anniversary date of this Agreement in any year thereafter that is does not desire such continuation with respect to the Fund.

         10. Termination. Notwithstanding any provision in this Agreement, it may be terminated at any time without the payment of any penalty: (a) by the Trustees of the Trust or by a vote of a majority of the outstanding voting securities (as defined in Section 2(a)(42) of the Investment Company Act of 1940 (the "Act")) of the Fund on sixy (60) days' written notice to Adviser; and (b) by Sub-Adviser or Adviser upon sixty (60) days written notice to the other party to the Agreement.

         11. Automatic Termination. This Agreement shall automatically terminate:

         (a)      in the event of its assignment (as defined in the Act); or

         (b) in the event of termination of the Investment Advisory Contract between the Trust and Adviser ("Investment Advisory Contract" for any reason whatsoever.

         12. Limitation of Authority. Neither Adviser nor Sub-Adviser shall act as an investment adviser (as such term is defined in the Act) to the Fund except as provided herein and in the Investment Advisory Contract between the Adviser and the Fund or in such other manner as may be expressly agreed between Adviser and Sub-Adviser.

         Provided, however, that if the Adviser or Sub-Adviser shall resign prior to the end of any term of this Agreement or for any reason be unable or unwilling to serve for a successive term which has been approved by the Trustees of the Trust pursuant to the provisions of Paragraph 10 of this Agreement or Paragraph 6 of the Investment Advisory Contract, the remaining party, Sub-Adviser or Adviser as the case may be, shall not be prohibited from serving as an investment adviser to such Fund by reason of the provisions of this Paragraph 13.

         13. Notices. Notices regarding termination or other matters of this Agreement or other matters shall be sent by certified mail or overnight by a nationally recognized courier and shall be deemed given when received at the addresses specified below, or at such other address as a party to receive notice may specify in a notice given in accordance with this provision. Sub-Adviser may rely on any notice from any person reasonably believed to be genuine and authorized.

If to Sub-Adviser:                              If to Adviser:

National Australia Asset Management Limited     Michigan National Bank
Level 6                                         27777 Inkster Road
333 Collins Street                              Farmington Hills, MI  48334
Melbourne Victoria 3000 Australia               Attn: Robert J. Stapleton, Jr.
Attn:  Alistair Drummond

         14. Indemnification. (a) (i) In any threatened, pending or completed action, suit or proceeding to which the Sub-Adviser, was, is or is threatened to be made a party, in connection with or relating to the services performed by the Sub-Adviser for the Adviser or the Fund as contemplated herein, including, without limitation, any breach of any representations, warranties or covenants made by the Adviser in this Agreement or any failure by the Adviser to comply with the federal or any state securities laws or the rules and regulations promulgated thereunder or any other federal or state law, or any rule or regulation promulgated by a governmental agency or self-regulatory organization, Adviser shall indemnify and hold harmless the Sub-Adviser, against any loss, liability, damage, cost and expense (including reasonable attorneys' and accountants' fees and disbursements) incurred or suffered by the Sub-Adviser in connection with the investigation, defense or settlement of any such action, suit or proceeding, only if the acts or omissions of the Sub-Adviser, did not involve willful misfeasance, gross negligence, bad faith or reckless disregard of its duties and obligations under this Agreement; and (ii) In the event that the Sub-Adviser is made a party to any claim, dispute or litigation or otherwise incurs any loss or expense as a result of or in connection with the activities or claimed activities of Adviser or its partners, officers, directors, employees, agents or affiliates unrelated to the Sub-Adviser or the Sub-Adviser's business, Adviser shall indemnify, defend and hold harmless the Sub-Adviser against any loss, liability, damage, cost and expense (including, without limitation, reasonable attorneys' and accountants' fees and disbursements to be paid as incurred) incurred in connection therewith. As used in subparagraphs (i) through (ii) above, the term "Sub-Adviser" shall include the Sub-Adviser's directors, officers, shareholders, employees, agents and affiliates.

         (b) (i) In any threatened, pending or contemplated action, suit or proceeding to which the Adviser, was, is or is threatened to be made a party, in connection with or relating to the services performed by the Sub-Adviser for the Adviser or the Fund as contemplated herein, including, without limitation, any breach of any representations, warranties or covenants made by Sub-Adviser in this Agreement or any failure by Sub-Adviser to comply with the federal or any state securities laws or the rules and regulations promulgated thereunder or any other federal or state law, or any rule or regulation promulgated by any governmental agency or self-regulatory organization, Sub-Adviser shall indemnify and hold harmless the Adviser, against any loss, liability, damage, cost and expense (including reasonable attorneys' and accountants' fees and disbursements) incurred or suffered by the Adviser in connection with the investigation, defense or settlement of any such action, suit or proceeding, only if the acts or omissions of the Adviser did not involve willful misfeasance, gross negligence, bad faith or reckless disregard of its duties and obligations under this Agreement; and (ii) In the event that the Adviser is made a party to any claim, dispute or litigation or otherwise incurs any loss or expense as a result of or in connection with the activities or claimed activities of Sub-Adviser or its officers, directors, employees, agents or affiliates unrelated to the Adviser or the Adviser's business, Sub-Adviser shall indemnify, defend and hold harmless the Adviser against any loss, liability, damage, cost and expense (including, without limitation, reasonable attorneys' and accountants' fees and disbursements to be paid as incurred) incurred in connection therewith. As used in subparagraphs (i) through (ii) above, the term "Adviser" shall include the Adviser and the Adviser's directors, officers, shareholders, employees, agents and affiliates.

         (c) In the event that a person entitled to indemnification under Sections 15 (a) or (b) is made a party to an action, suit or proceeding alleging both matters for which indemnification can be made hereunder and matters for which indemnification may not be made hereunder, such person shall be indemnified only for that portion of the loss, liability, damage, cost or expense incurred in such action, suit or proceeding which relates to the matters for which indemnification can be made.

         (d) None of the indemnifications contained in this Section 15 shall be applicable with respect to default judgments, confessions of judgment or settlements entered into by the part(ies) claiming indemnification without the prior written consent of the party obligated to indemnify such party.

(e) The provisions of this Section 15 shall survive the termination or other expiration of this Agreement.

         15. Independent Contractors. The Sub-Adviser shall for all purposes herein be deemed to be an independent contractor of Adviser. It is expressly agreed to by the parties hereto that the relationship created by this Agreement does not create a partnership or joint venture between the Sub-Adviser and the Adviser. Except as specifically set forth herein with respect to the Sub-Adviser's authority to place orders approved by the Adviser to broker-dealers or banks for trading the accounts of the Fund, neither party shall have any authority to bind the other nor shall either party represent to third parties that it has such authority.

         16. Liability. Neither the Sub-Adviser nor any of its agents, employees, principals, directors, or officers or any person who controls the Sub-Adviser shall be liable to Adviser or its officers, directors, partners, employees, agents or any person who controls Adviser or any of its successors, or assigns under this Agreement, except by reason of acts or omissions in contravention of this Agreement due to willful misfeasance, gross negligence, bad faith, reckless disregard of its duties and obligations under this Agreement, or violation of applicable law. Adviser acknowledges that all transactions made by the Sub-Adviser on behalf of the Fund, shall be for the account and risk of the Fund. The Sub-Adviser shall have no responsibility for the execution or clearance of the Fund's trades once orders have been transmitted to the executing broker-dealer or bank for those trades. Notwithstanding the foregoing sentences, the federal securities laws impose liabilities under certain circumstances on persons who act in good faith and therefore, nothing herein shall in any way constitute a waiver or limitation of any rights which Adviser may have under the federal securities laws or state securities laws.

         17.  Disclosure.

         [] Adviser acknowledges receipt of Sub-Adviser's Disclosure Statement (Part II of Adviser's Form ADV), as required by Rule 204-3 under the Investment Advisers Act of 1940, not less than 48 hours prior to the date of execution of this agreement shown below.

         [] Adviser acknowledges receipt of Sub-Adviser's Disclosure Statement (Part II of Adviser's Form ADV) less than 48 hours prior to, but not later than, the date of execution of this agreement. Accordingly, Adviser shall have the option to terminate this agreement without penalty within five business days after that date of execution; provided, however, that any investment action taken by Adviser with respect to the Fund prior to the effective date of such termination shall be at Fund's risk.

         18. Entire Agreement: Governing Law. This agreement constitutes the entire agreement of the parties with respect to the rendering of advice by Sub-adviser for the benefit of Adviser and the Fund and can be amended only by written document signed by the parties. This agreement shall be governed by the internal laws of the State of Michigan.

         19. Amendment. This Agreement may be amended from time to time by agreement of the parties hereto provided that such amendment shall be approved both by the vote of a majority of Trustees of the Trust, including a majority of Trustees who are not parties to this Agreement or interested person, as defined in Section 2(a)(19) of the Act, of any such party at a meeting called for that purpose, and, where required by Section 15(a)(2) of the Act, by the holders of a majority of the outstanding voting securities (as defined in Section 2(a)(42) of the Act) of the Fund.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed on their behalf by their duty authorized officers, and their corporate seals affixed hereto this 16th day of June, 1998.


ATTEST:                                      MICHIGAN NATIONAL BANK


/s/ Lawrence L. Gladchun                     /s/ Robert J. Stapleton, Jr.
Secretary                                    Director, Investment Services
Lawrence L. Gladchun                         Robert J. Stapleton, Jr.

                                             NATIONAL AUSTRALIA ASSET
                                             MANAGEMENT LIMITED


                                             /s/ Paul Laband
Secretary                                    Managing Director
                                             Paul Laband

                                    Exhibit A

                          Independence One Mutual Funds

                   Independence One International Equity Fund

                             Sub-Advisory Agreement

Adviser will pay Sub-Adviser as full compensation for services rendered hereunder an annual fee at the rate of 0.3% based on the average daily value of the net assets of the Fund managed by the Sub-Adviser. The fee shall be calculated as determined by the Fund on the last day of each month on which the New York Stock Exchange is open and shall be payable on a monthly basis, in arrears.

This Exhibit duly incorporates by reference the Sub-Advisory Agreement.


Advisor:


/s/ RJS
(initials)



Sub-Advisor:


/s/ PL
(initials)

                                   Schedule 1

                          Independence One Mutual Funds

                   Independence One International Equity Fund

         Part A - Investment Objectives

1.       Investment Philosophy and Process

A)       Asset Allocation (Country Selection)

         NAM international equity portfolio are managed by its asset allocation and international equity teams. The asset allocation team is responsible for managing regional exposures in Europe, UK, Japan and Asia.

         The international team manages stock portfolios within countries and undertakes country selection within Asia. Asian equities are managed with a top down, growth based style because of the nature of Asian markets.

         We manage country allocation using NAM's Value Active approach. This is a three step process involving the assessment of value, an analysis of economic and market fundamentals and judgements about market sentiment.

         Proprietary value models are used to determine fair value. The assessment of value is a strictly quantitative process and ranks each market with a through the range value score. A dividend discount analysis calculates an implied rate of return and then a series of key variables are used to derive an implied return based on historical relationships. These two outputs are then compared to establish a value reading for each market.

         Thus the output from our value models is the primary input into our decision about the attractiveness of each of the major markets. Our model identifies markets that are undervalued; it is generally these markets which deliver the best returns over time.

         The second stage of our process, the active component, involves analysis of fundamentals. Specialists monitor the key fundamental factors in each market and provide this input to the asset allocation team. Interest rates and corporate profits and their drivers are the primary focus, and of course we go behind these numbers to look at growth, inflation, etc. We estimate the size and pattern of changes in our forecasts of these factors, and compare them to market consensus. Political factors are also monitored for their impact on markets.

         Finally, a number of technical and sentiment factors are monitored including momentum and RSI indicators, flow of funds, put/call ratios and the like.

         Therefore the active elements of our process, (fundamental analysis and sentiment) are used to fine turn the implementation of asset allocation decisions which have been driven by our value analysis.

         We emphasize that an important differentiating feature of NAM's approach is that the country selection process is undertaken by a dedicated team who are focused full time on this task. Stock selection is a separate discipline undertaken by specialists in the international equity team.

         As noted earlier, growth is the key variable for investors in Asian markets. Investors primarily seek returns from capital gains rather than income, which matches the nature of the economies themselves and the more volatile nature of their stock markets.

         Information in Asian markets is still only selectively distributed. Both coverage and quality of equity research is highly variable and companies are often dominated by individual families or government members. In such markets, relationships are crucial and effective access to contacts and markets is a precondition for success.

         Such market conditions mean that a top down approach is likely to be more successful. We undertake a three level analysis which includes at the first level the economy, the market and political factors; at the second level, industry sectors; and at the third level, individual stocks.

         Once an overall allocation to Asia has been made, country selection within the region is handled by the Asian specialists in the international team.

B)       Decision-Making/Implementation

         The primary generator of our international exposures is the output from our value model. This is updated at least weekly. The setting of country exposures is a dynamic process which occurs on an ongoing basis.

         A monthly meeting is held to formally exchange information and provide input to the asset allocation team. The meeting reviews the NAM value model outputs, focuses on any specific changes made by the sector teams to the fundamentals, and then pursues a list of current key issues for discussion.

         It must be stressed that the responsibility for setting portfolio weightings rests with the asset allocation team, and this is a continuous process. Generally we try to ensure that shifts in portfolio weightings are implemented by futures so as not to disturb the underlying physical stock portfolios. This approach enables implementation of changes to geographical weightings swiftly and cheaply, and has the added advantage of not altering the longer term focus of the stock selectors in each country portfolio.

         This is not practical for the majority of share markets in Asia, however, and, as mentioned earlier, country selection is undertaken by the international team.

         Dealing in international stocks is undertaken by the country specialist, and orders are approved by head of the international team over and above designated levels. The management of country weightings is largely undertaken via the use of futures and these are dealt through the asset allocation team with final sign-off from the head of asset allocation.

C)       Country Ranges

         The following table shows the ranges around the benchmark established for the fund. Our value model provides recommended weightings within these ranges.


         Region/Country                              Benchmark
         Japan                                                +/- 15%
         Europe                                      +/- 10%
         UK                                                   +/- 10%
         Asia and Oceania                            +/- 5%


D)       Stock Selection

         i)       Developed Countries

         In terms of stock selection a value approach is used Value screens give simplicity, consistency and discipline to our work. Each stock is ranked relative to the others within its own market on each of six variables:

         PE ratio                                 ]
         Price to cash flow ratio                 ]    Value Screens
         Price to book value                      ]
         Dividend yield                           ]

         Cash flow to total liabilities ratio and ]    Fundamental Screens
         EPS growth

         Each variable except book value and total liabilities is based on prospective numbers. We use consensus forecasts. The six factors are then combined into one composite relative value ranking (RVR). The current RVR is compared to its historic range and an extreme RVR triggers the active part of the process.

         Having used the value screens to determined our interest in a given stock, fundamental research focuses on the reasons why the stock may now be trading cheaply or expensively. Our fundamental work thus focuses on key issues rather than a mass of detail. We investigate company strategy, industry competition, management changes and financial data. If we can find no justification for the RVR we have ascribed, the stock becomes a candidate for purchase or sale.

         The third stage of the value active process uses sentiment indicators to assist with the timing of buy/sell decisions. One of the side effects of value screening is that it gives no indication of the timing involved before the market recognizes the value signaled by the screen. Sentiment indicators have been tailored for each market; they are a mixture of moving average and momentum indicators. Importantly, the value screening creates equally strong sell signals and our sell disciplines are rigorous. Any stock which has an RVR which indicates it should be sold can only then be held after a process of per review in which the portfolio manager justifies the fundamentals. The head of international makes the ultimate decision.

         Sector weightings in each country portfolio vary from index as a result of the stock ranking process, but are reviewed as part of overall portfolio tracking error.

         ii)      Asia and Oceania

         Asia

         In Asian markets, because the key investment criterion is the growth potential of markets and companies, a top down approach is employed seeking relative value at each level - market, sector and stock. (Excludes Australia and New Zealand which are treated the same as the developed market approach.)

         The first level leads to decisions about intra-regional market weightings. We look at economic growth, inflation, interest rates, corporate earnings, money supply and balance of payments. For each market, we look at prospective PER, momentum, volumes and sentiment and we also consider regional and country specific political developments.

         That same process also helps identify favorable sectors within countries. We look not just for sectors offering superior growth prospects, but where the market has not yet discounted this growth. Important factors in sector selection include government policy, the stage of the economic cycle (or, even more broadly, the stage of economic development), sensitivity to interest rates and other micro factors.

         The third level of assessment is of individual stocks themselves. We look at earnings growth on a 2-3 year outlook and at the ability of the company to exploit market positioning. In determining relative value, we look at prospective PE relative to sector and market, price to net asset value, price to cash flow and relative value ranges. We look carefully at the financial position of the company, its balance sheet and gearing and its return on equity. Finally, and most importantly, we look at management quality, track record, connections and directors' dealing activity.

Our investment universe includes Australia, New Zealand, Hong Kong, Malaysia, Singapore.



         Oceania - Value Active (3 Stage Process)

1. Identify value for every stock in our investment universe. Use a combination of:

         Price/Earnings Ratio
         Price/Cashflow Ratio
         Price/NTA
         Dividend Yield
         Net Present Value

         Stocks are sorted in a model and ranked from cheapest to more expensive.

2. The next step is to identify which of the 'good value' stocks are bought. We will invest in companies where we anticipate the 'undervaluation' will be realized by the market within the next 12 months. To determine the timing we look at the fundamental outlook of each of the cheap companies; and the market sentiment towards each of the companies.

a) Fundamental: on a stock by stock basis we assess all factors which will impact on the economy over the next 12 months.

         These include:
o        quality of management
o        level of free cashflow
o        economic influences
o        strategic influences (competition, etc.)

         We then come to an assessment as to whether the stock looks fundamentally good.

b) Sentiment: we make an assessment on a stock by stock basis how the market it treating the stock. Is it an uptrend, oversold, etc.? This helps with the timing decision.

3. In terms of determining stock weighting we will establish significant positions in stocks which:
         i)       are good value;
         ii)      have an improving fundamental outlook; and
         iii)     where market sentiment is likely to improve.

         and, we will have no weightings in stocks which:
         i)       are poor value;
         ii)      have a deteriorating fundamental outlook; and
         iii)     the market sentiment is likely to deteriorate.


E)       Currency

         Currency management is also undertaken by the asset allocation team. Our primary concern is to protect the portfolio from the negative impact of major currency realignments. We use a series of models to monitor value, fundamental influences and prevailing sentiment. Our neutral position is an unhedged one and decisions to hedge either US dollar or local currency exposure are made on a tactical basis, and only after market allocation and stock selection have been made - i.e. it is an independent decision.

F)       Compliance and Corporate Governance

         Although the responsible portfolio manager is accountable for complying with the investment mandate, a dedicated compliance officer (we have two full time staff in the compliance function within NAM, reporting to the Head of Operations), has overall responsibility for ensuring adherence to the mandate. All investment policies and procedures are documented in the NAM Policies and Procedures Manual which sets out clearly the standards that all investment staff are required to follow when investing clients' monies. We have also prepared a Risk Management Statement detailing our general approach to the management of derivatives and other risk matters. Portfolios are audited for compliance at least monthly, and also on a random basis.

         Where NAM sees a need to take a particular corporate governance stance, it is our policy to first advise our clients of the course of action we propose. Such action is generally confined to major issues or disagreements with board direction. It is not our policy or intention to foster a confrontational approach with companies, and normally, if concerned about behavior or direction of management, we would exit a stock rather than engage in prolonged action. We support the corporate governance guidelines promulgated by the Australian Investment Managers' Association.

2)       Performance Objective and Benchmark

         The performance objective and benchmark for the Fund is to outperform the Morgan Stanley European Asia Far East Accumulation Index (net) in US$ over a rolling three year period while maintaining tracking error for the portfolio of below 5.00%.

         Part B - Investment Guidelines

1.       Investment Guidelines

         The Manager shall manage the Portfolio in accordance with the following specific guidelines and any further instructions given to the Manager in writing from time to time.

a)       Authorized Investments

         The Independence One International Equity Fund will invest in the following investments:

         1. Ordinary shares, partly paid shares, rights or entitlements, preference shares, cumulative convertible or redeemable preference shares, convertible notes, warrants, and options issued by companies quoted or to be quoted on any recognized Stock Exchange in any country listed below (inclusive of the US where the security relates to non US investments) or to be listed within three months of the date of purchase.

         Region and Country Listing:

Region Country Japan Japan Europe Federal Republic of Germany, Austria, Belgium, Denmark, France, Ireland, Italy, Netherlands, Norway, Spain, Switzerland, Sweden, Luxembourg, Portugal, Finland UK United Kingdom S.E. Asia and Oceania Australia, Hong Kong, New Zealand, Malaysia, Singapore and any other country agreed in writing between the Advisor and Sub-advisor

         2. Webs (World Equity Benchmark Shares) and OPALS (Optimised Portfolios As Listed Securities) listed on any recognized Stock Exchange in any country listed in (1) above including the US.
         3. Options, futures and indexed futures listed on any recognized Stock Exchange in any country listed in (1) above. 4. Units, options on units and partly paid units listed on any recognized Stock Exchange in any country listed in (1)
                  above.
         5. Interest in a mutual fund or any investment vehicle that comprises substantially of listed securities in those countries on in any individual country listed in (1) above.
         6. Cash, Treasury Bills, Bank Deposits, Promissory Notes and other Commercial Paper with a maturity of less than three years.
         7. Currencies both spot and forward for those countries listed in (1) above including $US.

b)       Operating Procedures

         1.       Cash Flow

         The client will be responsible for the management of the bank account of the fund with the custodian and will need to advise the manager on a daily basis of the total inflow and outflow as well as a projection of cash flow requirements based on notified or expected redemptions from the fund. The cash flow projection will need to be updated on a daily basis out to the maximum redemption period.

         The custodian will be required to advise the manager on a daily basis of the balance in the bank account and a detailed transaction listing for the fund as well as the total creditor and debtor position.

         Initially this communication will be by facsimile, however electronic transfer of information should be further explored.

         After receipt of the above information, the manager will determine the investment approach for surplus funds.

         2.       Investment

         The manager in conjunction with the client will establish accounts with brokers for the purchase and disposal of securities. The manager will provide the custodian with an approved brokers confirmation of a trade for settlement. Copies of the brokers confirmation will also be sent to the client. The manager will establish with the custodian a secure procedure for the settlement of all trades.

         The manager will treat the brokers confirmation as a pending trade until the custodian confirms the settlement amount in $US when the trade will be posted to the client's account. The portfolio records maintained by the manager for the client will be in $US.

         3.       Portfolio Balancing

         The portfolio records maintained by the manager shall not be closed at the end of a month until the final transaction listing from the custodian has been checked against the mangers records.

         When completed the end of month portfolio reports including performance statistics will be completed.


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                                   Schedule 2

                          Independence One Mutual Funds

                   Independence One International Equity Fund

         Reporting

1.       Investment Report

         NAM will provide the following reports:

         Monthly
o        A detailed portfolio listing and valuation report in $US.

         Quarterly
o A detailed report on the management of the portfolio covering all activity, performance and background against which investment decisions have been made.
o A forward looking market commentary highlighting any major portfolio changes that may be considered next quarter.

         Annually
o An annual report covering all major activities and performance for the fund over the preceding year.